FIFTH AMENDMENT TO PARTICIPATION AGREEMENT


     THIS FIFTH AMENDMENT TO PARTICIPATION AGREEMENT (hereinafter, as it may be modified, amended or supplemented from time to time, called this "Amendment"), made and entered into as of August 24, 1999, among (i) AVADO BRANDS, INC. formerly known as Apple South, Inc., a corporation organized and existing under the laws of Georgia (herein, together with its successors and assigns permitted hereunder, called the "Lessee"), (ii) FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association ("First Security"), not in its individual capacity except as expressly provided herein, but solely as Owner Trustee under Apple South Trust No. 97-1 (herein in such capacity, together with its successors and assigns permitted hereunder, called the "Owner Trustee"), (iii) STI CREDIT CORPORATION, a Nevada corporation, as assignee of SunTrust Bank, Atlanta, in its capacity as the holder of the beneficial interest in the trust estate established under Apple South Trust No. 97-1 (in such capacity as of the date hereof, the "Holder", and together with its successors and assigns permitted hereunder, called the "Holders"), (iv) the financial institutions now parties to the Participation Agreement (as defined below) as Lenders (each herein in such capacity, together with its successors and assigns permitted hereunder, called a "Lender" and collectively, the "Lenders"), and (v) SUNTRUST BANK, ATLANTA, a banking corporation organized and existing under the laws of Georgia, ("SunTrust"), as collateral agent and administrative agent for the Lenders and the Holders (in such capacity, the "Administrative Agent").

                               W I T N E S S E T H

     WHEREAS, the Lessee, the Owner Trustee, the Holder, the Lenders and the Administrative Agent are parties to that certain Participation Agreement, dated as of September 24, 1997, as amended by the First Amendment to the Participation Agreement, dated as of March 27, 1998, as amended by the Second Amendment to the Participation Agreement, dated as of August 14, 1998, as amended by the Third Amendment to the Participation Agreement, dated as of November 13, 1998, and as amended by the Fourth Amendment to the Participation Agreement, dated as of February 22, 1999 (as so amended, the "Participation Agreement");

     WHEREAS, the Lessee, the Owner Trustee, the Holder, the Lenders and the Administrative Agent have agreed to amend the Participation Agreement in certain respects, as described more particularly below;

     NOW, THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00), the foregoing premises, to induce the Holder and the Lenders to amend the Participation Agreement and to continue to perform their obligations thereunder, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Lessee, the Owner Trustee, the Holder, the Lenders and the Administrative Agent agree as follows:


                                 A. DEFINITIONS

     Unless the context otherwise requires, all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Appendix A to the Participation Agreement for all purposes of this Amendment. The General Provisions of Appendix A to the Participation Agreement are hereby incorporated by reference herein.

                                 B. AMENDMENTS:

     1. Amendment to Existing Section 3.2: Section 3.2 of the Participation Agreement is amended by deleting Section 3.2 in its entirety and substituting in its place the following revised Section 3.2:

           SECTION 3.2. Representations and Warranties of the Lessee.


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     The Lessee  represents  and warrants to the other parties to this Agreement that:

     (a) Each of the Lessee and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to so qualify, or obtain such licenses, authorizations, consents or approvals could not be reasonably expected to have or cause a Material Adverse Effect.

     (b) The execution, delivery and performance by the Lessee of this Agreement, the Lease and the other Operative Agreements to which it is party and by each Subsidiary Guarantor of the Subsidiary Guaranty and the other Operative Agreements to which it is party (i) are within the Lessee's and such Subsidiary Guarantor's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Lessee or any Subsidiary Guarantor or, to the best of the Lessee's knowledge, of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Lessee or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Lessee or any of its Subsidiaries.

     (c) This Agreement and the Lease constitute valid and binding obligations of the Lessee enforceable in accordance with their terms, and the Subsidiary Guaranty and the other Operative Agreements, when executed and delivered in accordance with this Agreement and the Lease, will constitute valid and binding obligations of the Lessee, to the extent that it is party thereto, and each Subsidiary Guarantor, to the extent that it is party thereto, enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

     (d) The audited balance sheet of the Lessee and its Consolidated Subsidiaries as of the Fiscal Year ended closest to December 31, 1998, and the related consolidated audited statements of income, shareholders' equity and cash flows of the Lessee and its Consolidated Subsidiaries for the Fiscal Year then ended, and the unaudited balance sheet of the Lessee and its Consolidated Subsidiaries as of the Fiscal Quarter ended closest to March 31, 1999, and the related consolidated unaudited statements of income, shareholders' equity and cash flows of the Lessee and its Consolidated Subsidiaries for the Fiscal Quarter then ended, copies of which have been delivered to each of the Holder and the Lenders, fairly present, in conformity with GAAP, the financial position of the Lessee and its Consolidated Subsidiaries as of such dates and the results of its operations and cash flow for such periods stated; provided, that during the term of this Agreement after the Fifth Amendment Date, future representations as to the matters set forth in this sentence shall be deemed to refer to the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b). Since December 31, 1998, there has been no event, act, condition or occurrence having or which could be expected to have a Material Adverse Effect; provided that during the term of this Agreement following the Fifth Amendment Date, future representations as to matters set forth in this sentence shall be deemed to refer to the last day of the most recent audited financial statements delivered by the Lessee pursuant to Section 5.1(a).

     (e) There is no action, suit or proceeding pending, or to the knowledge of the Lessee threatened, against or affecting the Lessee or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect except as described on


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
Schedule 3.2(e), or which in any manner draws into question the validity of, or could impair the ability of the Lessee or any Subsidiary Guarantor to perform its obligations under, this Agreement, the Lease, the Subsidiary Guaranty or any of the other Operative Agreements.

     (f) The Lessee and each Subsidiary are in compliance in all material respects with applicable laws (including, but not limited to, ERISA), regulations and similar requirements of governmental authorities (including, but not limited to, PBGC), noncompliance with which could have or cause a Material Adverse Effect, except where the necessity of such compliance is being contested in good faith through appropriate proceedings. To the best of the Lessee's knowledge, (i) the Lessee and each member of the Controlled Group have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and (ii) neither the Lessee nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

     (g) There have been filed on behalf of the Lessee and its Subsidiaries all federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Lessee or any Subsidiary have been paid, except for amounts that either are immaterial or are being disputed in good faith and by appropriate proceedings. The charges, accruals and reserves on the books of the Lessee and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Lessee, adequate.

     (h) As of the Fifth Amendment Date, the Lessee has no Subsidiaries, except for the Subsidiaries set forth on Schedule 3.2(h) all of which are Consolidated Subsidiaries.

     (i) Neither the Lessee nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility," within the meaning of the Public Utility Holding Company Act of 1935, as amended; or a "public utility" within the meaning of the Federal Power Act, as amended; or an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

     (j) The Lessee and each of its Subsidiaries owns Properties, or interests in Properties, sufficient for the conduct of its business; and none of such Properties is subject to any Lien except as permitted in Section 5.8.

     (k) Neither the Lessee nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Lease Default has occurred and is continuing.

     (l) All written information and, to the best of the Lessee's knowledge, all other information, heretofore furnished by the Lessee to the Owner Trustee, any Holder, any Lender or the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Lessee to the Owner Trustee, any Holder, any Lender or the Administrative Agent will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Lessee has disclosed in its offering circular dated June 2, 1999, a copy of which has been delivered to each of the Owner Trustee, any Holder, any Lender or the Administrative Agent, or otherwise in a writing delivered to the Owner Trustee, any Holder, any Lender or the Administrative Agent, any and all facts which could reasonably be expected to have or cause a Material Adverse Effect.


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
     (m) To the best of the Lessee's knowledge, (i) neither the Lessee nor any Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect and neither the Lessee nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA; (ii) none of the Properties located in the United States, owned by either the Lessee or a Subsidiary, has been identified on any current or proposed (A) National Priorities List under 40 C.F.R. ss. 300, (B) CERCLIS list or (C) any list arising from a state statute similar to CERCLA;
(iii) to the best of the Lessee's knowledge, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, in or under the Properties, owned or operated by either the Lessee or a Subsidiary, or, to the best of the knowledge of the Lessee, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements; and (iv) to the best of the Lessee's knowledge, the Lessee and its Subsidiaries are in compliance with all Environmental Requirements in connection with the ownership, use and operation of the Properties and the Lessee's and such Subsidiary's respective businesses.

     (n) All Capital Stock, debentures, bonds, notes and all other securities of the Lessee and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws.

     (o) Neither the Lessee nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with the provisions of, Regulations T, U or X.

     (p) After giving effect to the execution and delivery of this Agreement, the Lease and the other Operative Agreements to which it is a party, and the leasing of the Equipment to Lessee under the Lease, the Lessee will be Solvent.

     (q) The Lessee and its Subsidiaries possess to the extent material all franchises, certificates, licenses, permits and other authorizations from governmental and political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and other rights that are necessary for ownership, maintenance and operation of any of their respective material Properties and assets, and neither the Lessee nor any of its Subsidiaries is in violation of any thereof, which, individually or in the aggregate, would or might have or cause a Material Adverse Effect.

     (r) The Lessee and each of its Subsidiaries maintains adequate insurance on, and in respect of the ownership and operation of, its Properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

     (s) By the Fifth Amendment Date, the Lessee shall have developed and delivered to the Administrative Agent a comprehensive plan (the "Y2K Plan"), including milestones ("Y2K Plan Milestones"), to identify whether its and its Subsidiaries' computer software and hardware systems which materially impact or affect the business operations of the Lessee and such Subsidiaries will be Year 2000 Compliant and Ready.

     (t) The  principal  place of  business  and chief  executive  office of the


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
Lessee and the place where the Lessee shall retain its records concerning the Equipment and all its interest in, to and under all documents relating to the Trust Estate (i) are located in Morgan County, Georgia and (ii) have been located at such address for no less than the six month period immediately preceding the Closing Date.

     (u) The legal name of the Lessee is "Avado Brands, Inc."

     (v) Each item of Equipment is personal property and is not, and is not intended to be, attached to real estate in such manner that any item of Equipment constitutes or would constitute a fixture.

     (w) The Equipment will (i) qualify as property with respect to which the depreciation deductions provided by Code Section 167(a) are determined pursuant to Code Section 168 using the applicable depreciation method set forth in Code
Section 168(b)(1) and the applicable convention described in Code Section 168(d)(4); (ii) qualify as "five-year property" within the meaning of Code
Section 168(d)(1); and (iii) have a tax basis equal to one hundred percent (100%) of Equipment Cost (not taking into account the Transaction Costs).

     2. Amendment to Existing Section 5: Section 5 of the Participation Agreement is amended by deleting Section 5 in its entirety and substituting in its place the following revised Section 5:


                         SECTION 5. COVENANTS OF LESSEE:

                            SECTION 5.1. Information.

     The Lessee will deliver to each of the Holder and the Lenders:

     (a) As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by independent public accountants of nationally recognized standing, with such certification to be free of any material exceptions and qualifications; provided that, the information required by this paragraph may be satisfied by delivery of information pursuant to
Section 5.1 (e) or Section 5.1.(f);

     (b) As soon as available and in any event within fifty (50) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Lessee; provided that the information required by this paragraph may be satisfied by delivery of information pursuant to Section 5.1(e) or Section 5.1(f);

     (c) Simultaneously with the delivery of each set of financial statements referred to in Sections 5.1(a) and 5.1(b), a certificate, substantially in the form of Attachment B (a "Compliance Certificate"), of the chief financial officer of the Lessee (i) setting forth in reasonable detail the calculations required to establish whether the Lessee was in compliance with the requirements of Sections 5.4, 5.5, 5.6, 5.7 and 5.19 on the date of such financial statements and (ii) stating whether any Lease Default exists on the date of such certificate and, if any Lease Default then exists, setting forth the details thereof and the action which the Lessee is taking or proposes to take with respect thereto;


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
     (d) Promptly (and, in any event, within five (5) Domestic Business Days) after the Lessee becomes aware of the occurrence of any Lease Default, a certificate of the chief financial officer of the Lessee setting forth the details thereof and the action which the Lessee is taking or proposes to take with respect thereto;

     (e) Promptly upon the mailing thereof to the shareholders of the Lessee generally, copies of all financial statements, reports and proxy statements so mailed;

     (f) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly or monthly reports which the Lessee shall have filed with the Securities and Exchange Commission;

     (g) If and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any reportable event (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

     (h) Simultaneously with the delivery of each set of annual and quarterly financial statements referred to in Section 5.1(a) and Section 5.1(b) until such time as Lessee is Year 2000 Compliant and Ready, a statement of the chief executive officer, chief financial officer, or chief technology officer of the Lessee to the effect that nothing has come to his attention to cause him to believe that the Y2K Plan Milestones have not been achieved (or cannot be achieved) in a manner such that the Lessee's and its Subsidiaries' hardware and software systems will not be Year 2000 Compliant and Ready in accordance with the Y2K Plan. In addition, if, prior to the delivery date of any such statements, the Lessee becomes aware of any material deviations from the Y2K Plan or any Y2K Plan Milestones which would be reasonably likely to cause the Lessee and its Subsidiaries not to be Year 2000 Compliant and Ready, a statement of the chief executive officer, chief financial officer, or chief technology officer of Lessee setting forth the details thereof and the action which the Lessee is taking or proposes to take with respect thereto shall be delivered to each of the Holder and the Lenders promptly thereafter; and

     (i) From time to time such additional information regarding the financial position or business of the Lessee and its Subsidiaries as the Administrative Agent, at the request of any Holder or Lender, may reasonably request.

5.2 Inspection of Property, Books and Records.

     The Lessee will keep, and require each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP (or, in the case of any non-domestic Subsidiary, such other accounting standards, rules, regulations and practices applicable to businesses operating in the locality in which each such Person operates); and permit, and cause each Subsidiary to permit, representatives of any Holder or Lender at such Holder or Lender's expense prior to the occurrence of a Lease Default and at the Lessee's expense after the occurrence and during the continuance of a Lease Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Lessee agrees to cooperate and


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
assist in such visits and inspections in each case at such reasonable times and as often as may reasonably be desired.

5.3.  Y2K.

     The Lessee will diligently endeavor to meet the Y2K Plan Milestones such that all computer hardware and software systems identified as material will be Year 2000 Compliant and Ready in accordance with the Y2K Plan.

5.4.  Adjusted Total Debt/Adjusted Total Capital Ratio.

     The Adjusted Total Debt/Adjusted Total Capital Ratio will not at any time exceed .70:1.0.

5.5.  Fixed Charge Coverage Ratio.

     Lessee's Fixed Charge Coverage Ratio, measured on a rolling four (4) Fiscal Quarters' basis as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ended closest to June 30, 1999, shall be (i) not less than 1.50:1, for the Fiscal Quarters ending closest to June 30, 1999, September 30, 1999 and December 31, 1999, (ii) not less than 1.75:1, for the Fiscal Quarters ending closest to March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000; and (iii) not less than 2.00:1, for each Fiscal Quarter ending thereafter.

5.6.  Total Debt/EBITDA Ratio.

     The ratio which (i) the Total Debt of the Lessee and its Consolidated Subsidiaries at the end of any Fiscal Quarter, commencing with the Fiscal Quarter ended closest to June 30, 1999, bears to (ii) the EBITDA of the Lessee and its Consolidated Subsidiaries, measured on a rolling four (4) Fiscal Quarters' basis as of the end of such Fiscal Quarter (the "Total Debt/EBITDA
Ratio"), shall be (i) not more than 4.00:1, for the Fiscal Quarters ending closest to June 30, 1999, September 30, 1999 and December 31, 1999, (ii) not more than 3.75:1 for the Fiscal Quarters ending closest to March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000 and (iii) not more than 3.50:1 for each Fiscal Quarter ending thereafter. In computing EBITDA in respect of the foregoing ratio and the ratio set forth in Section 5.7, (a) any asset or stock dispositions by the Lessee consisting of the sale of a business line, segment or other group of related stores occurring within a Fiscal Quarter shall be accounted for by reducing EBITDA by the individual EBITDA attributable to each store within such group for such Fiscal Quarter and the three (3) preceding Fiscal Quarters or, in the event that any such store had negative individual EBITDA for such periods, by increasing EBITDA by the amount of such negative EBITDA; and (b) any asset or stock acquisitions by the Lessee consisting of the purchase of a business, line, segment or other group of related stores occurring within a Fiscal Quarter shall be accounted for by increasing EBITDA by the individual EBITDA attributable to each store within such group for such Fiscal Quarter and for the three (3) preceding Fiscal Quarters or, in the event that any such store had negative individual EBITDA for such periods, by decreasing EBITDA by the amount of such negative EBITDA; in each instance, on an historical basis, in a manner which Lessee shall determine, but subject to prior review with, and approval by, the Administrative Agent.

5.7  Total Senior Debt/EBITDA Ratio.

     The ratio which (i) the Total Senior Debt of the Lessee and its Consolidated Subsidiaries at the end of any Fiscal Quarter, commencing with the Fiscal Quarter ended closest to June 30, 1999, bears to (ii) EBITDA of the Lessee and its Consolidated Subsidiaries, measured on a rolling Four Quarters' basis as of the end of such Fiscal Quarter (adjusted, however, as reflected in Section 5.6), shall be (i) not more than 3.00:1, for the Fiscal Quarters ending closest to June 30, 1999, September 30, 1999 and December 31, 1999, (ii) not more than 2.75:1 for the Fiscal Quarters ending closest to March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000 and (iii) not more than 2.50:1, for any Fiscal Quarter ending thereafter.

5.8.  Negative Pledge.

     The Lessee will not, nor will the Lessee permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except: (i) those Liens, if any, described on Schedule 5.8, concerning existing Debt of the Lessee, to be set forth and described more particularly therein, together with any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any such Lien, provided that such Debt is not secured by any additional assets, and the amount of such Debt secured by any such Lien is not increased; (ii) Liens incidental to the conduct of its business or the ownership of its Properties which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof or the operation of its business, including, without limitation, easements, rights of way, restrictive covenants, zoning and other similar restrictions on real property; (iii) materialmen's, mechanics', warehousemen's, carriers', landlords' and other similar statutory Liens which secure Debt or other obligations that are not past due, or, if past due are being contested in good faith by the Lessee or the appropriate Subsidiary by appropriate proceedings; (iv) Liens for taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (v) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (vi) deposits to secure performance of bids, trade contracts, leases, statutory obligations (to the extent not excepted elsewhere herein); (vii) grants of security and rights of setoff in deposit accounts, securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, letter of credit, acceptance and other credit facilities; (viii) rights of setoff, banker's liens and other similar rights arising solely by operation of law; (ix) Purchase Money Liens, provided that the total amount of all such Debt, when aggregated with any Debt described in clause (x) below then outstanding, does not exceed, at any time, in aggregate amount, fifteen percent (15%) of Tangible Net Worth; (x) Liens on any Properties acquired by Lessee or any Subsidiary subsequent to June 2, 1999, to the extent that (A) such Liens are existing at the time of acquisition, (B) the Debt secured thereby is not secured by any other Properties of Lessee or such Subsidiary except the acquired Properties, (C) the amount of such Debt so secured thereby is not increased at or subsequent to the acquisition and (D) the total amount of all such Debt secured by all such acquired Properties, when aggregated with all purchase money Debt then outstanding, does not exceed at any time, in aggregate amount, fifteen percent (15%) of Tangible Net Worth; together with any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any such Lien, provided that such Debt is not secured by any additional assets, and the amount of such Debt secured by any such Lien is not increased; (xi) capital leases made in the ordinary course of business (but excluding, however, sale-leaseback transactions in any event) in which there is no provision for title to the leased Property to pass to the Lessee or such Subsidiary at the expiration of the lease term or as to which no bargain purchase option exists; and (xii) rights of lessors in respect of Properties leased to the Lessee or its Subsidiaries under operating leases.

5.9.  Maintenance of Existence.

     Except as permitted in Section 5.10 and 5.11, the Lessee shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

5.10.  Dissolution.

     Neither the Lessee nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 5.11.

5.11.  Consolidations, Mergers and Sales of Assets.

     The Lessee will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided, however, that, (i) subject at all times to
Section 5.19, the Lessee or any Subsidiary may merge with another Person (which is not the Lessee or such Subsidiary) if (A) such Person was organized under the laws of the United States of America or one of its states, (B) the Lessee or such Subsidiary (as the case may be) is the corporation surviving such merger and (C) immediately after giving effect to such merger, no Lease Default shall have occurred and be continuing, (ii) any Subsidiaries of the Lessee may (A) merge or consolidate with each other or with the Lessee (so long as the Lessee is the corporation surviving such merger), or (B) sell assets to each other or to the Lessee and (iii) in connection with acquisitions permitted pursuant to clause (l) of Section 5.19, the Lessee may cause one or more Subsidiaries formed for such purpose to merge into acquisition targets in order to consummate such acquisitions; and, provided, further, that the Lessee may consummate Asset Sales so long as, unless otherwise approved in writing by the Required Lenders, each of the following conditions is met: (i) the Asset Sales are to Persons other than Affiliates, (ii) the Asset Sales are made for cash, (iii) the Net Cash Proceeds from all such Asset Sales (other than any in respect of Non-Core Assets) in any one Fiscal Year do not exceed Ten Million Dollars ($10,000,000),
(iv) the proceeds of all such Asset Sales (other than any in respect of Non-Core Assets) are applied in the manner provided in Section 2.9.2 of the Credit Agreement, to the extent required thereby, and to the extent not so required, to make optional prepayments of the Revolving Loans (as defined in the Credit Agreement) pursuant to Section 2.8 of the Credit Agreement and for working capital in Lessee's business, but for no other purpose and (v) no Lease Default has occurred which is then continuing or otherwise would result from such sale occurring.

5.12.  Compliance with Laws; Payment of Taxes.

     The Lessee will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through
appropriate   proceedings.   The  Lessee  will,  and  will  cause  each  of  its
Subsidiaries to, pay promptly when due all taxes, assessments governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the Property of the Lessee or any Subsidiary, except liabilities being contested in good faith and against which, if requested by the Administrative Agent, the Lessee will set up reserves in accordance with GAAP.

5.13.  Insurance.

     The Lessee will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Lessee or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on, and in respect of the ownership and operation of, its Properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

5.14.  Change in Fiscal Year.

     The Lessee will not change its Fiscal Year without the consent of the Required Lenders.

5.15.  Maintenance of Property.

     The Lessee shall, and shall cause each Subsidiary to, maintain all of its Properties in good condition, repair and working order, ordinary wear and tear excepted.

5.16.  Environmental Notices.

     The Lessee shall furnish to the Administrative Agent, promptly after the Lessee becomes aware thereof, written notice of all Environmental Liabilities, pending, threatened Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders and Environmental Releases, at, on, in, under or in any way affecting the Properties or any adjacent property and all facts, events, or conditions that could reasonably be expected to lead to any of the foregoing.

5.17.  Environmental Matters.

     The Lessee will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handled or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

5.18.  Environmental Releases.

     The Lessee agrees that upon the occurrence of an Environmental Release (except for any Environmental Release which (x) occurred in compliance with all Environmental Requirements and (y) could not reasonably be expected to have or cause a Material Adverse Effect), it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

5.19.  Investments.

     The Lessee will not make (nor will the Lessee permit any Subsidiary to make) any investment in any Person or Property (which term "investment," for purposes hereof, shall mean and include, without limitation, the acquisition of any property, the issuance, acquisition or exchange of any capital stock, debt or other obligations or security to, from or with any Person, the making of any loan, advance, extension of credit, credit accommodation, Guarantee or capital contribution to or on behalf of any Person, and the leasing or subleasing of any property to any Person, but shall not include the issuance by the Lessee of its Capital Stock in exchange for cash consideration), provided, however, that, notwithstanding the foregoing, the Lessee (or any Subsidiary) may, from time to time, undertake the following, without the necessity of obtaining the Required Lenders' prior written consent thereto:

     (a) Current Assets. Acquire current assets for use in, or arising from, the sale of goods or services in the ordinary course of its business (including, for this purpose, but without limitation, credit card receivables);

     (b) Capital Expenditures. Make capital expenditures in the ordinary course of its business;

     (c) Franchise Fees. Pay franchisee fees and royalties to its franchisors in the ordinary course of its business;

     (d) Escrow Deposits. Make or maintain escrow deposits for the payment of taxes, rents, utilities, insurance or like matters in the ordinary course of its business;

     (e) Bank Accounts. Make and maintain deposits of cash in demand deposit accounts of banks in the ordinary course of its business, and make endorsements of checks, drafts or other instruments in connection therewith;

     (f) Surplus Cash. Consistent at all times with the Lessee's internal Statement of Investment Policy, invest surplus cash in (A) obligations of, or guaranteed by, the United States of America or any agency thereof, (B) short-term certificates of deposit issued by, and time deposits with, any Lender or any other financial institution domiciled in the United States of America with assets of at least $500,000,000, (C) short-term commercial paper rated at least "A1" by Standard & Poors or "P1" by Moody's, and (D) fixed or adjustable rate corporate debt securities with a credit rating of at least double A (Aa/AA) by either Moody's or Standard & Poors, provided that any fixed rate debt securities have a maturity of one year or less;

     (g) Subsidiaries. Have investments in Consolidated Subsidiaries of the Lessee in the ordinary course of, and pursuant to the reasonable requirements of, the Lessee's and such Subsidiaries' respective businesses (including, without limitation, the issuance of Guarantees of the obligations of such Consolidated Subsidiaries), provided that the aggregate amount of such investments which may be outstanding at any one time hereafter, as to all such Subsidiaries, other than any which are Subsidiary Guarantors (as to which no limitation shall apply), shall not exceed (A) as to the Hops Subsidiaries, the sum of (1) the aggregate amount thereof which already has been invested and remains outstanding on the Fifth Amendment Date, or has been committed to be invested as of the Fifth Amendment Date, as set forth on Schedule 5.19 attached hereto (without credit for any reductions thereof which may occur subsequent to the Fifth Amendment Date), plus (2) an additional amount, which shall represent the maximum amount, in the aggregate, which may be invested in the Hops Subsidiaries subsequent to the Fifth Amendment Date, not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) per annum, measured from the Fifth Amendment Date, in annual increments (without any rollover from year-to-year); and (B) as to all Subsidiaries, other than the Hops Subsidiaries and any Subsidiaries which are Subsidiary Guarantors, an aggregate amount which does not exceed, when aggregated with all investments (whether or not made in, by or through Subsidiaries) under clause (j) of this Section 5.19, ten percent (10%) of the sum of (A) Lessee's Stockholders Equity at any time plus (B) the amount of the TECONS at such time; it being understood and agreed that there shall be deducted in any event from the amount of investments in such Subsidiaries which may be made pursuant to this subclause (B) the aggregate amount of Capitalized Lease Obligations of all such Subsidiaries which are at any time outstanding, if and to the extent not already counted against such amount as an investment of Lessee; i.e., as a Capitalized Lease Obligation owing to Lessee as lessor or sublessor.

     (h) Travel Advances. Make travel and similar advances to employees from time to time in the ordinary course of business;

     (i) Special Life Insurance Program. The Lessee may invest up to Eight Hundred Fifty Thousand Dollars ($850,000) per Fiscal Year in the making of annual premiums payable on the split dollar joint survivor life insurance program implemented, or to be implemented, covering the lives of Tom E. DuPree, Jr. and his spouse Anne DuPree, with an initial death benefit of Fifty Million Dollars ($50,000,000), provided, however, that (i) such investments are made over a period not to exceed ten (10) Fiscal Years and (ii) Lessee maintains at all times during the effective period of the program a security interest in policy proceeds and cash values of policies issued as part of the program equal in amount to not less than its then cumulative premium investments;

     (j) Restaurant Concepts. So long as no Lease Default has occurred and is continuing or would be caused thereby, make investments in restaurant concepts and joint ventures (including, without limitation, by the issuance of Guarantees of the obligations of such restaurant concepts and joint ventures), and whether directly or through one or more Subsidiaries, for the operation of restaurants so long as the total amount of all such investments at any time (after subtracting therefrom the amount of cash returns received on any such investments) does not exceed, when aggregated with all investments in Subsidiaries described in and permitted under subclause (B) to clause (g) of this Section 5.19, ten percent (10%) of the sum of (A) Lessee's Stockholders Equity at any time plus (B) the amount of the TECONS at such time;

     (k) Other Advances. Make loans or advances to Affiliates (excluding therefrom, however, Subsidiaries), shareholders, directors, officers or employees in addition to those described in clauses (a) through (j) hereinabove, in an aggregate amount as to all such loans and advances at any time outstanding to all such Persons not to exceed Eight Million Dollars ($8,000,000) so long as, and provided that, (A) no Lease Default has occurred and is continuing or would be caused thereby, (B) each such loan or advance is repaid in full, not later than two (2) years from the date of its disbursement and (C) the aforesaid Eight Million Dollar ($8,000,000) limitation shall be reduced by the amount of such repayments until such limitation is reduced to Five Million Dollars ($5,000,000);

     (l) Acquisitions. Acquire all of the stock or assets of any Person, so long as (A) the aggregate amount of cash, or value of Property, paid as consideration in connection with all such acquisitions, and liabilities assumed by the Lessee or any Subsidiary in connection with all such acquisitions consummated during any eighteen (18) month period, determined initially for the eighteen (18) month period commencing on the Fifth Amendment Date and thereafter for each eighteen
(18) month period commencing on the first day of each month thereafter, does not exceed the lesser of (1) five percent (5%) of consolidated total assets of Lessee and its Consolidated Subsidiaries and (2) Fifty Million Dollars ($50,000,000), (ii) after giving effect to all such acquisitions, no Lease Default has occurred and is continuing and (iii) after giving effect to all such acquisitions, Lessee's and its Consolidated Subsidiaries' total Senior Debt/EBITDA Ratio and Total Debt/EBITDA Ratio, determined on a pro forma basis as of the most recently ended Fiscal Quarter of the Lessee for which financial statements have been delivered to the Holder and the Lenders pursuant to Section 5.1(b), as if such acquisitions had been consummated prior to the date of such financial statements, shall not exceed 2.50:1.0 and 3.50:1.0, respectively.

     In the event that, and to the extent that, as of the Fifth Amendment Date, any of the terms or conditions set forth in this Section 5.19 (or in Section
5.20 or Section 5.21 below) shall operate to restrict the ability of any Consolidated Subsidiary to (i) pay dividends or make distributions permitted under applicable law on any capital stock of such Subsidiary owned by the Lessee or any other Consolidated Subsidiary, (ii) pay any indebtedness or other obligation owed to the Lessee or any other Consolidated Subsidiary, (iii) make loans or advances to the Lessee or any other Consolidated Subsidiary, or (iv) transfer any of its property or assets to Lessee or any other Consolidated Subsidiary (the "Subsidiary Activities"), and the imposition of such restriction on any such Subsidiary Activities pursuant hereto is expressly prohibited under, or constitutes an event of default under, the terms of the Lessee's existing indenture for its 9-3/4% senior notes of due June 1, 2006, then, notwithstanding the foregoing, such Subsidiary Activities shall be permitted.

5.20.  Debt.

     The Lessee will not incur, assume or suffer to exist any Debt or obligation under any Guarantee (or permit any Subsidiary to do so), except for: (i) Debt for Borrowed Money existing on the date of this Agreement and disclosed in the interim financial statements described in Section 3.2(d); (ii) Debt and Guarantees incurred pursuant to this Agreement or the other Operative Agreements; (iii) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (iv) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Lease Event of Default or Lease Default under any other provision of this Agreement); (v) deferred taxes;
(vi) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business; (vii) any Debt described in, and permitted within Section 5.8; (viii) Debt and Guarantees described in and permitted pursuant to clauses (g) and (j) of Section 5.19; (ix) Debt arising under or in connection with interest rate protection contracts entered into by the Lessee with a Bank in the ordinary course of business, and not for speculation; (x) in the case of the Lessee and Subsidiary Guarantors, Capitalized Lease Obligations;
(xi) other Debt for Borrowed Money in respect of letters of credit issued in conjunction with debts, liabilities and obligations arising from time to time in the ordinary course of, and pursuant to the customary operation of, Lessee's business; and (xii) the Subordinated Debt.

5.21. Dividends and Distributions.

     The Lessee will not, nor will the Lessee permit any Subsidiary to, (i) pay any cash dividend; (ii) make any capital distribution; (iii) redeem, repurchase or retire for cash any Capital Stock (except as permitted pursuant to Section 5.24); or (iv) take any other action which would have an effect equivalent to any of the foregoing (the actions described in the preceding clauses (i) through (iv) herein called, generally, "Distributions"); provided, however, that, notwithstanding the foregoing, (A) so long as no Lease Default has occurred and is continuing or would be caused thereby, the Lessee may pay cash dividends on its Capital Stock in each Fiscal Year in an aggregate amount not to exceed Three Million Dollars ($3,000,000) per Fiscal Year during its Fiscal Years ending on or about December 31, 1999 and December 31, 2000 and Four Million Dollars ($4,000,000) during each Fiscal Year thereafter, (B) each Subsidiary may make Distributions on any Capital Stock of such Subsidiary owned by the Lessee or another Consolidated Subsidiary which is a Subsidiary Guarantor and (C) Lessee may make Distributions on the TECONS.

5.22. Transactions With Affiliates.

     The Lessee will not, and will not permit any Subsidiary to enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms and are no less favorable to Lessee or said Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

5.23. Subsidiary Guaranties.

     The Lessee shall cause each Consolidated Subsidiary of the Lessee acquired or coming into existence after the Fifth Amendment Date which is a wholly-owned Subsidiary, directly or indirectly, of Lessee (excepting therefrom any having total assets of less than Ten Thousand Dollars ($10,000)), as soon as practicable after, but in any event within thirty (30) days after, its acquisition or creation, to execute a Subsidiary Guaranty, together with all other such documents which the Administrative Agent may reasonably request in connection therewith, including a secretary's certificate, confirming the existence of enabling authorization in respect of such Subsidiary Guarantor and signing officer incumbency, and an opinion of counsel, confirming that such Subsidiary Guaranty is a valid, binding and enforceable obligation of the Subsidiary party thereto, subject to customary assumptions, exceptions and limitations acceptable to Administrative Agent. There shall be excluded from the foregoing requirements any Consolidated Subsidiary of the Lessee which, as a result of planned transfers of Capital Stock to store managers, (A) will be a wholly-owned Subsidiary of the Lessee for a period of not more than ninety (90) days after its acquisition or creation or (B) becomes a wholly-owned Subsidiary as a result of the return to the Lessee of, or the cancellation of, any Capital Stock by any store manager for a period of not more than ninety (90) days after such return or cancellation occurs; provided, however, that, (i) such requirements shall apply if such planned transfers are not made during such period such that such Subsidiary continues to be a wholly-owned Subsidiary at the expiration of such grace period and (ii) all such Subsidiaries shall be treated at all times, for purposes of Section 5.19(g), as if such Subsidiaries were not wholly-owned Subsidiaries. Should any Subsidiary which is otherwise exempt from this Section 5.23 by reason of (i) such Subsidiary having total assets of less than Ten Thousand Dollars ($10,000) on the Fifth Amendment Date or (ii) such Subsidiary which, as a result of planned transfers of Capital Stock to store managers, will be a wholly owned Subsidiary of the Lessee for a period of less than ninety (90) days after the Fifth Amendment Date, cease to qualify for such exemption, the requirements of this Section 5.23 shall likewise apply. In addition to the foregoing, the Lessee may, at its option, at any time, cause any other Subsidiary to execute a Subsidiary Guaranty, together with all other such documents as the Administrative Agent may request in connection therewith, consistent with the foregoing provisions, after which such Subsidiary shall be a Subsidiary Guarantor for all purposes hereof.

5.24. Stock Purchases, Etc.

     The Lessee will not, and will not permit any Consolidated Subsidiary of the Lessee, to purchase any Capital Stock of the Lessee, whether in a "spot" transaction, pursuant to an Equity Forward Contract or otherwise, except (i) in respect of shares of Capital Stock which are subject to Equity Forward Contracts entered into prior to October 1, 1998 which are pending settlement as of the Fifth Amendment Date, and (ii) so long as no Lease Default has occurred and is continuing or would be caused thereby, other purchases of Lessee's Capital Stock in an aggregate amount not in excess of Five Million Dollars ($5,000,000) during the term of this Agreement, nor will Lessee enter into, or permit any Consolidated Subsidiary to enter into, any Equity Forward Contract or amend or modify any Equity Forward Contract in effect on the Fifth Amendment Date so as to increase the amount of, or price of, any shares of Capital Stock which are subject to Equity Forward Contracts pending settlement as of the Fifth Amendment Date.

5.25. No Prepayment of Senior Notes.

     The Lessee will not prepay, and will not permit any Subsidiary to prepay, the principal amount of any of the Lessee's 9-3/4% Senior Notes, due 2006, heretofore issued by the Lessee in the aggregate principal amount of $125,000,000, nor will Lessee repurchase or permit any Subsidiary to repurchase, such Notes.

5.26. Subordinated Debt.

     The Lessee will not, and will not permit any Subsidiary to: (i) make any payment (whether of principal, interest, premium or otherwise) on any Subordinated Debt unless and except to the extent, if any, expressly permitted by the express, written terms of subordination governing such Subordination Debt as then approved in writing by the Required Lenders; or (ii), in any event, make any prepayment of any part or all of any Subordinated Debt, or otherwise repurchase, redeem or retire any instrument evidencing any Subordinated Debt prior to maturity; or enter into any agreement which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt.

5.27  Change of Chief Executive Office.

     No less than 30 days prior to the date upon which the Lessee shall change its chief executive office (as such term is defined in Article 9 of the Uniform Commercial Code as in effect in the State of Georgia), principal place of business or the place where the Lessee shall retain its records concerning the Equipment and all its interests in, to and under all documents relating to the Trust Estate from Hancock at Washington, Madison, Georgia 30650, then in any such case the Lessee shall notify the Administrative Agent (on behalf of the Owner Trustee, the Holders and the Lenders) of the same and of the need to make additional Uniform Commercial Code filing with respect thereto.

5.28  Lien Searches.

     Within 30 days after the Fifth Amendment Date and within 30 days after the last Commencement Date, the Administrative Agent (on behalf of the Owner Trustee, the Holders and the Lenders) shall have received Lien searches regarding the Lessee and the Equipment (including, without limitation, Uniform Commercial Code searches and similar searches in foreign jurisdictions, Tax Lien searches and judgment Lien searches) in such jurisdictions as such parties shall determine in their reasonable discretion, and Lessee shall cause all such Liens which would materially impair the rights of such parties (as reasonably determined by such parties) to be removed at such time or otherwise handled in a manner satisfactory to all such parties.

5.29  Classification of Equipment.

     At all times during the Term, the Lessee shall cause all Equipment to be personal property, not fixtures.

5.30  Lien Perfection Filings.

     Regarding the Uniform Commercial Code financing statements and other filings referenced in Section 4.2 of this Agreement relating to any Commencement Date, the Lessee shall execute and deliver any and all such financing statements and filings as the Administrative Agent may deem necessary or desirable promptly and no later than five Business Days after receipt of such financing statements and filings by the Administrative Agent. The Lessee also hereby authorizes the Administrative Agent, for the benefit of itself, the Lenders and the Holders, to file any such financing statements, filings or continuation statements without the signature of the Lessee to the extent permitted by applicable law, and to pay all reasonable fees and expenses in connection therewith.

5.31  Allocation of Equipment Cost among the States and Counties.

     On each December 31 during the Term, the Lessee shall provide a certificate to the Administrative Agent on behalf of the Owner Trustee, the Lenders and the Holders certifying (a) any changes in the allocation of Equipment Cost among the various States and counties therein referenced in each Certificate of Delivery and Acceptance and (b) the Lessee shall have made all necessary and appropriate payment of additional filing taxes and other like charges in connection with the foregoing. The Lessee shall provide evidence of the same to the Administrative Agent on each such date.

5.32  UCC Filing Amendments.

     The Administrative Agent (at the direction of the Majority In Interest but at the cost and expense of the Lessee) shall have the option of electing to amend the Uniform Commercial Code financing statements filed with respect to the Equipment in a manner determined by the Administrative Agent in its reasonable discretion (such amendments to be in form and substance satisfactory to the Majority In Interest) in order to correct or supplement the description of the property therein or any other information set forth therein. The Lessee hereby agrees to execute any and all such amendments (as provided by the Administrative Agent to the Lessee) and to promptly return the same to the Administrative Agent.

                           3. Amendment to Appendix A:

     Appendix A of the Participation Agreement is amended by adding the following definition to Appendix A in the proper alphabetical order:

     "Adjusted Total Debt" shall mean and include the sum (without duplication) of the following, at any Fiscal Quarter end, for the Lessee and its Consolidated Subsidiaries, on a consolidated basis: (i) Total Debt; plus (ii) an amount equal to seven (7) times the amount of the operating lease payments which were owed by the Lessee and such Subsidiaries during the period of four (4) Fiscal Quarters ending on such date.

     "Adjusted Total Debt/Adjusted Total Capital Ratio" shall mean the ratio which (i) the Adjusted Total Debt of the Lessee and its Consolidated Subsidiaries at any date bears to (ii) the Adjusted Total Capital of the Lessee and its Consolidated Subsidiaries at such date.

     "Adjusted Total Capital" shall be equal to the sum at any date of: (i) Adjusted Total Debt; plus (ii) Stockholders' Equity plus (iii) the TECONS.

     "Asset Sale" shall mean the sale by the Lessee or any of its Subsidiaries of any of their Properties, excluding inventory sold in the ordinary course of business.

     "Debt" of any Person shall mean at any date, without duplication, all items which in accordance with GAAP would be included in determining total liabilities of such Person as shown on the liability side of a balance sheet of such Person as of the date on which such determination is to be made.

     "Debt for Borrowed Money" shall mean Debt of any Person for money borrowed from any Person, including, without limitation, Debt represented by notes payable or bonds, Debt under any Guarantee and Debt in respect of any letter of credit; but, excluding, however, the TECONS.

     "Domestic Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks are not required to be open for business in the State of Georgia or the State of Utah.

     "EBITDAR" shall mean, for any fiscal period of the Lessee and its Consolidated Subsidiaries, that amount equal to the sum of EBITDA for such period plus operating lease expense of Lessee and its Consolidated Subsidiaries for such period.

     "Fifth Amendment Date" shall mean June 22, 1999.

     "Hops Subsidiaries" shall mean those Subsidiaries listed on Schedule 1.2 attached hereto plus any Subsidiaries (other than any which are Subsidiary Guarantors) hereafter created or acquired for the purpose of owning or operating any "Hops" restaurant or related business.

     "Net Cash Proceeds" shall mean the total cash proceeds received by the Lessee or any Subsidiary from any Asset Sale, less (i) provisions for all taxes actually paid or payable as a result thereof, (ii) any direct costs incurred by Lessee or any Subsidiary associated therewith, and (iii) any payments made to repay any indebtedness or other obligation outstanding at the time of an Asset Sale that is secured by a Purchase Money Lien on the property or assets sold.

     "Non-Core Assets" shall mean those assets so identified on Schedule 1.1.

     "Subordinated Debt" shall mean Debt of Lessee incurred on or prior to the Fifth Amendment Date pursuant to an indenture and other documents satisfactory in all respects to the Holder and the Lenders, including, without limitation, with respect to the subordination provisions thereof, the covenants included therein, the repayment terms thereof and the interest rate payable thereon.

     "TECONS" shall mean the Lessee-obligated mandatorily redeemable preferred securities of Avado Financing I, as in existence on the Fifth Amendment Date.

     "Total Debt" shall mean that portion of the Debt of the Lessee and its Consolidated Subsidiaries at any date equal to the sum (without duplication) of:
(i) all Debt for Borrowed Money at such date (including, for this purpose, Debt in respect of any outstanding bankers' acceptances); plus (ii) all Capitalized Lease Obligations outstanding at such date; plus (iii) all Debts, liabilities and obligations which are Guaranteed by the Lessee or any Consolidated Subsidiary as of such date; plus (iv) all Debts, liabilities or obligations at such date to any seller incurred to pay the deferred price of property or services having a deferred purchase price of One Million Dollars ($1,000,000) or more, excepting, in any event, trade accounts payable arising in the ordinary course of business and purchase options prior to their exercise; plus (v) all Debts, liabilities and obligations outstanding at such date in respect of any Synthetic Leases; plus (vi) all Debts, liabilities and obligations under any Equity Forward Contracts, pending settlement.

     "Total  Debt/EBITDA  Ratio"  shall have the  meaning  given to such term in
Section 5.6.

     "Total Senior Debt" shall mean, at any date, Total Debt of Lessee and its Consolidated Subsidiaries minus the then outstanding principal balance of the Subordinated Debt.

     "Y2K Plan" shall have the meaning set forth in Section 3.2(s).

     "Y2K Plan Milestones" shall have the meaning set forth in Section 3.2(s).

     "Year 2000 Compliant and Ready" shall mean that (a) the Lessee's and its operating divisions' and Subsidiaries' computer hardware or software in question will: (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operate, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; and (iii) store and provide date input information without creating any ambiguity as to the century; provided all other information technology properly exchanges date data information with it; and (b) the Lessee has developed alternative plans to ensure business continuity in the event of the failure of any or all of items
(i) through (iii) above.

                           4. Amendment to Appendix A:

     Appendix A of the Participation Agreement is amended by deleting the definitions of "Compliance Certificate", "Consolidated Net Income", "Credit Agreement", "EBITDA", "Equity Forward Contract", "Fixed Charge Coverage Ratio", "GAAP", "Material Adverse Effect", "Purchase Money Liens", "Redeemable Preferred Stock", "Stockholders' Equity" "Subsidiary Guarantor", "Subsidiary Guaranty", "Synthetic Lease" and "Tangible Net Worth" in their entirety and replacing such definitions in Appendix A in the proper alphabetical order:

     "Compliance  Certificate"  shall  have the  meaning  set  forth in  Section
5.1(c).

     "Consolidated Net Income", for any period, shall mean the net income of the Lessee and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding, however (without duplication), (i) any extraordinary items and (ii) any equity interest of the Lessee or any Consolidated Subsidiary in the unremitted earnings of any Person which is not a Subsidiary; in each case as likewise determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" shall mean that certain Credit Agreement dated as of June 22, 1999, among Lessee, Wachovia Bank, National Association, as Administrative Agent, BancBoston, N.A., as Syndication Agent, Wachovia Securities, Inc., as Arranger, BancBoston Robertson Stephens, Inc., as Co-Arranger and the other banks and financial institutions that are parties thereto, as the same may be amended, restated, and supplemented from time to time, and any loan or credit agreement executed in connection with the refinancing of all or any substantial portion of the indebtedness outstanding under such Credit Agreement, as such loan or credit agreement may be amended, restated, and supplemented from time to time.

     "EBITDA" shall mean, for any fiscal period of the Lessee and its Consolidated Subsidiaries, that amount equal to the sum, determined in accordance with GAAP, of the Consolidated Net Income of the Lessee and its Consolidated Subsidiaries for such period (considered without regard to (i) any extraordinary gains or losses, (ii) any gains or losses arising from the sale of assets, and (iii) any gains or losses arising from any activities outside the normal course of Lessee's business operations as conducted on the Fifth Amendment Date); plus, without duplication, and to the extent deducted from revenue in determining Consolidated Net Income, depreciation and amortization expense and any other non-cash charges for such period, interest expense for such period, and taxes for such period; provided, however, that in computing
EBITDA for the four (4) Fiscal  Quarters  of Lessee  ending  closest to June 30,

1999, September 30, 1999, December 31, 1999 and March 31, 2000, there shall be added the following sums, respectively, $6,140,000, $2,883,000, $621,000 and $117,000, respecting certain agreed upon adjustments reflecting improvements in Lessee's general and administrative expenses.

     "Equity Forward Contract" shall mean any contract, whether now or hereafter existing, whereby the Lessee or any of its Consolidated Subsidiaries agrees, directly or indirectly, to purchase Capital Stock of the Lessee on any future date at a fixed price (including any contract, howsoever denominated, having substantially the same or similar effect or result).

     "Fixed Charge Coverage Ratio" shall mean, for any fiscal period, the ratio which (A) the sum of (i) EBITDAR for such period; plus (ii) the sum (without duplication) of (a) any dividends paid in respect of Redeemable Preferred Stock during such period, plus (b) any payments made (howsoever denominated or construed) in respect of any TECONS in such period, regardless of maturity or the timing of any redemption or repurchase rights granted in regard thereto (the sum of (a) and (b) above being called, collectively, "Investment Costs" herein); bears to (B) the sum (without duplication) of: (i) all Investment Costs; plus
(ii) operating lease expense; plus (iii) interest expense provided, however, that for the Fiscal Quarters of Lessee ending closest to June 30, 1999, September 30, 1999, December 31, 1999 and March 31, 2000, interest expense shall be "annualized," rather than presented historically; that is, computed as follows: (i) for the Fiscal Quarter ending closest to June 30, 1999, multiply interest expense for such Fiscal Quarter by four (4); (ii) for the Fiscal Quarter ending closest to September 30, 1999, add together interest expense for such Fiscal Quarter and the preceding Fiscal Quarter, divide the sum obtained by two (2), and multiply the quotient resulting by four (4); (iii) for the Fiscal Quarter ending closest to December 31, 1999, add together interest expense for such Fiscal Quarter and the two (2) preceding Fiscal Quarters, divide the sum obtained by three (3), and multiply the quotient resulting by four (4); and (iv) for the Fiscal Quarter ending closest to March 31, 2000, add together interest expense for such Fiscal Quarter and the three (3) preceding Fiscal Quarters, divide the sum obtained by four (4) and multiply the quotient resulting by four
(4).

     "GAAP" shall mean generally accepted accounting principles which, with respect to Lessee, shall be applied on a basis consistent (except for changes concurred with by Lessee's independent public accountants or otherwise required by a change in GAAP) with the then most recent audited consolidated financial statements of Lessee and its Consolidated Subsidiaries delivered to the Administrative Agent; provided, however, that upon any change in GAAP material to Lessee occurring hereafter, the Holders and the Lenders shall have the right to require either that conforming adjustments be made to any financial covenants set forth in the Participation Agreement, or the components thereof, affected by such change or that Lessee report its financial condition based on GAAP as in effect immediately prior to such change occurring. In determining compliance of the Lessee with the financial covenants set forth in Section 5.4 through 5.7 hereof, and in making such calculations for any purposes hereunder, there shall be excluded from the calculations of Consolidated Net Income, depreciation and amortization expense and operating lease and rent expense any amounts attributable to Applebee's Neighborhood Grill & Bar restaurants which were sold prior to the Fifth Amendment Date.

     "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, that such event or events, act or acts, condition or conditions, and/or occurrence or occurrences results in a material adverse change in, or has a material adverse effect upon, any of (a) the financial condition, operations, business, or properties of Lessee and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Owner Trustee, the Holders, the Lenders or the Administrative Agent under the Operative Agreements, or the ability of the

Lessee to perform its obligations under the Operative Agreements to which it is a party, as applicable, (c) the legality, validity or enforceability of this Agreement, the Lease or any Operative Agreement, (d) the validity, priority or enforceability of any Lien on or other rights of Lessor or the Administrative Agent in the Equipment, taken as a whole, created by any of the Operative Agreements or (vi) the value, utility or useful life of the Equipment or the use, or ability of Lessee to use, the Equipment, taken as a whole, for the purpose for which it was intended.

     "Purchase Money Liens" shall mean Liens securing the repayment of any Debt permitted pursuant to Section 5.20 incurred to finance the purchase of any Property hereafter acquired by the Lessee or any Consolidated Subsidiary, so long as such Liens are limited solely to the Property so acquired, secure only the purchase money debt so incurred and are terminated upon payment in full of such purchase money debt.

     "Redeemable Preferred Stock" of any Person shall mean any preferred stock issued by such Person which is at any time prior to June 22, 2002, either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or
(ii) redeemable at the option of the holder thereof; but excluding the TECONS.

     "Stockholders' Equity" shall mean, at any time, the stockholders' equity of the Lessee and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Lessee and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding (i) any Redeemable Preferred Stock of the Lessee or any of its Consolidated Subsidiaries and (ii) the TECONS; and, pending settlement, any Debts, liabilities or obligations under any Equity Forward Contracts. Shareholders' Equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock,
(ii) capital surplus and (iii) retained earnings, and would reflect various deductions such as (A) purchases of treasury stock, (B) valuation allowances,
(C) receivables due from an employee stock ownership plan, and (D) employee stock ownership plan debt Guarantees.

     "Subsidiary Guarantor" shall mean any Subsidiary of Lessee which has executed a Subsidiary Guaranty pursuant to Section 5.23.

     "Subsidiary Guaranty" shall mean a guaranty, in substantially the form of Exhibit A attached hereto, pursuant to which a Subsidiary of Lessee shall guarantee all debts, liabilities and obligations of the Lessee hereunder, all in accordance with Section 5.23.

     "Synthetic Lease" shall mean any agreement, or series of related agreements, between the Lessee and one or more other parties which are intended to be treated, for accounting purposes, as an operating lease with the Lessee as lessee and, for tax purposes, as a financing arrangement with the Lessee as debtor.

     "Tangible Net Worth" shall mean the difference at any time between (i) the sum of (A) Stockholders' Equity of the Lessee and its Consolidated Subsidiaries at such time plus (B) the TECONS and (ii) the sum of all those assets of the Lessee and its Consolidated Subsidiaries at such time constituting (A) goodwill, patents, copyrights, trademarks, trade names and other intangible assets, as determined under GAAP, plus (B) write-ups of any assets occurring subsequent to December 31, 1998, plus (C) unamortized debt discount and expense, as determined under GAAP, plus (D) deferred charges, as determined under GAAP, plus (E) any indebtedness owing to such Person by any Affiliate of such Person.

     5. Amendment to Attachment "B". Attachment "B" to the Participation Agreement is hereby deleted and Attachment "B" attached hereto is substituted therefor.

     6. Amendment to Schedule 3.2(h). Schedule 3.2(h) to the Participation Agreement is hereby deleted and Schedule 3.2(h)attached hereto is substituted therefor.

     7. Amendment to Schedule 5.7. Schedule 5.7 to the Participation Agreement is hereby deleted and Schedule 5.8 attached hereto is substituted therefor.

     8. Addition of Schedules. The Participation Agreement is hereby amended by adding Schedules 1.1, 1.2, 3.2(e) and 5.19 attached hereto as Schedules 1.1, 1.2, 3.2(e) and 5.19 to the Participation Agreement.

                                C. MISCELLANEOUS

     1. Upon the Administrative Agent's receipt of executed signature pages from all parties to this Amendment, all amendments to the Participation Agreement made herein shall become effective as of June 22, 1999, unless expressly stated to become effective as of any other date. Pursuant to Section 10.1 (a) of the Trust Agreement, the Holder authorizes and request that the Owner Trustee execute this Amendment.

     2. Except as expressly set forth herein, this Amendment shall be deemed not to waive or modify any provision of the Participation Agreement or the other Operative Agreements, and all terms of the Participation Agreement, as amended hereby, and all other Operative Agreements shall be and remain in full force and effect and shall constitute a legal, valid, binding and enforceable obligations of the Lessee. All references to the Participation Agreement shall hereinafter be references to the Participation Agreement as amended by this Amendment. To the extent any terms and conditions in any of the Operative Agreements shall contradict or be in conflict with any terms or conditions of the Participation Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Participation Agreement as modified and amended hereby. It is not intended by the parties that this Amendment constitute, and this Amendment shall not constitute, a novation or accord and satisfaction.

     3. To induce the Owner Trustee, the Holder, the Lenders and the Administrative Agent to enter into this Amendment (A) Lessee hereby represents and warrants that the representations and warranties set forth in Section 3.2 of the Participation Agreement as amended hereby are true and correct, (B) Lessee hereby restates, ratifies and reaffirms each and every term and condition set forth in the Participation Agreement, as amended hereby, and in the Operative Agreements as amended hereby, and in the Operative Agreements, effective as of the date hereof; and (C) Lessee hereby certifies that no Lease Event of Default has occurred and is continuing.

     4. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA AND ALL APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     6. This Amendment shall be binding on, and shall inure to the benefit of, the successors and assigns of the parties hereto.

     7. In the event that any part of this Agreement shall be found to be illegal or in violation of public policy, or for any reason unenforceable at law, such finding shall not invalidate any other part thereof.

     8. TIME IS OF THE ESSENCE UNDER THIS AGREEMENT.

     9. The parties agree that their signatures by telecopy or facsimile shall be effective and binding upon them as though executed in ink on paper but that the parties shall exchange original ink signatures promptly following any such delivery by telecopy or facsimile.

     10. Lessee agrees to pay all costs and expenses of Administrative Agent incurred in connection with the preparation, execution, delivery and enforcement of this Amendment and all other Operative Agreements executed in connection herewith, including the reasonable fees and out-of-pocket expenses of Administrative Agent's counsel.

     11. This Amendment shall constitute an Operative Agreement for all purposes of the Participation Agreement and shall be governed accordingly.


                               [Signatures appear on next page]

         IN WITNESS WHEREOF, the Lessee, the Owner Trustee, the Holder, each Lender and the Administrative Agent have set their hands as of the day and year first above written.

                                            "LESSEE"

                                            AVADO BRANDS, INC. formerly known as
                                            Apple South, Inc.


                                            By:_________________________________
                                                Name:
                                                Title:

                                            Attest:_____________________________
                                                Name:
                                                Title:

                      [SIGNATURE PAGE TO FIFTH AMENDMENT TO
                                                       PARTICIPATION AGREEMENT]
                                            "OWNER TRUSTEE"

                                            FIRST SECURITY BANK, N.A.


                                            By:_________________________________
                                            Name:____________________________
                                            Title:_____________________________

                                            "HOLDER"

                                            STI CREDIT CORPORATION

                                            By:_________________________________
                                            Name:____________________________
                                            Title:_____________________________

                                            "LENDERS"

                                            SUNTRUST BANK, ATLANTA, as the
                                            Administrative Agent and as a Lender


                                            By:_________________________________
                                            Name:____________________________
                                            Title:_____________________________

                                            BANCBOSTON LEASING, INC.


                                            By:_________________________________
                                            Name:____________________________
                                            Title:_____________________________

                                            SOUTHTRUST BANK, N.A.

                                            By:_________________________________
                                            Name:____________________________
                                            Title:_____________________________

     Exhibits and schedules to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filing of this Form 10-K, the Registrant hereby agrees to furnish supplementally a copy of any ommitted exhibit or schedule to the Commission upon request.


                                       28